EXHIBIT 21

                   SUBSIDIARIES OF ZYGO CORPORATION (DELAWARE)

Zygo Credit Corporation (Delaware)
100% owned by Registrant

Zygo International Sales Corporation (U.S. Virgin Islands)
100% owned by Registrant

Technical Instrument Company (California)
100% owned by Registrant (effective as of August 8, 1996)

Syncotec Neue Technologien und Instrumente GmbH
100% owned by Technical Instrument Company (effective as of September 1, 1997)

NexStar Corporation (Colorado)
100% owned by Registrant (effective as of September 12, 1996)

TechniStar Corporation (Delaware)
25% owned by NexStar Corporation

Sight Systems, Inc. (California)
100% owned by Registrant (effective as of August 19, 1997)